Exhibit 99(p)(15)

STONE HARBOR INVESTMENT PARTNERS LP
STONE HARBOR FUNDS

CODE OF ETHICS

This Code of Ethics (“Code”) is adopted under Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”) and Section 204A and Rules 204A-1 and 206(4)-5 of the Investment Advisers Act of 1940 (“Advisers Act”) by Stone Harbor Investment Partners LP and any advisory affiliate (“Adviser” or “Stone Harbor”), a registered investment adviser, and those registered investment companies advised or managed by Stone Harbor (together, the “Stone Harbor Funds”).

Because all partners, trustees, officers and employees of Stone Harbor and the Stone Harbor Funds may at some time have access to or obtain information concerning securities that may be used for investment purposes, Stone Harbor designates all of these individuals as “Access Persons” subject to the requirements of the Code.  In addition, any natural person in a control relationship to Stone Harbor or the Stone Harbor Funds who obtains information concerning recommendations made to a Stone Harbor Client, including the Stone Harbor Funds, with regard to the purchase or sale of Covered Securities are also deemed Access Persons.  The meanings of capitalized terms used in this Code are set forth in Section V.

Any questions relating to this Code should be directed to Stone Harbor Legal/Compliance (“Legal/Compliance”).  Any violation of this Code must be promptly reported to Stone Harbor’s Chief Compliance Officer (“CCO”) or his designee.

By accepting employment with Stone Harbor, you have agreed to be bound by this Code.  You are required to retain a copy of this Code.  On an annual basis you will be required to certify in writing your understanding of, and adherence to, this Code and your intention to comply with its requirements.

TABLE OF CONTENTS

A.	General Principles.	1

B.	Prohibited Transactions.	1

C.	Personal Trading Activity – Restricted Securities and Blackout Period.	2

	1. Restricted List.	2

	2. Blackout Period.	2

D.	Pre-Clearance of Personal Securities Transactions, Exemptions and Holding Period.	2

	1. Pre-Clearance Required for Access Persons.	2

	2. Pre-Clearance Required for Advisory Persons.	3

	3. Pre-Clearance Requests.	3

	4. Holding Period for Pre-Cleared Securities.	4

	5. Pre-Clearance not Required.	4

	6. Maximum Trades and Pre-Clearance Requests Per Quarter.	5

E.	Acknowledgment and Reporting.	5

	1. Acknowledgements and Certifications of Compliance with this Code.	5

	2. Initial Holdings Report.	5

	3. Duplicate Trade Confirmations and Reporting of Personal Securities Accounts.	6

	4. Quarterly Transactions Report.	6

	5. Annual Holdings Report.	7

	6. Exceptions From Reporting Requirements.	8

	7. Reporting of Attendance at Broker Conferences.	8

F.	Applicability of this Code to Independent Trustees.	8

G.	Appointment of Agent.	8

H.	Insider Trading.	9

I.	Confidentiality.	9

J.	Outside Affiliations and Directorships.	10

K.	Gifts and Entertainment.	10

L.	Political Contributions.	11

	1. General Policy.	11

	2. Disclosure and Pre-Clearance.	12

	3. Quarterly Reporting.	12

	4. New Covered Persons.	12

	5. New Government Entity Investors.	12

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	6. Confidentiality.	12

	7. Compliance with Other Laws.	13

	8. Violations.	13

	9. Indirect Contributions.	13

M.	Oversight and Review.	14

N.	Sanctions.	14

O.	Exceptions.	14

P.	Confidentiality of Information Submitted Pursuant to this Code.	14

Q.	Consultants and Temporary or Part-Time Employees.	15

R.	Retention of Records.	15

S.	Training.	15

T.	Board review.	15

U.	Amendments.	15

V.	Definitions.	16

	Access Person	16

	Advisory Person	16

	Automatic Investment Plan.	16

	Beneficial Interest	16

	Broker Conference.	17

	Covered Person	17

	Covered Security	17

	Federal Securities Laws	18

	Government Entity	18

	Immediate Family	19

	Independent Trustee	19

	Initial Public Offering	19

	Official	19

	Personal Securities Account	19

	Political Contribution	20

	Private Placement	20

	Related Security	20

	Stone Harbor Client	20

APPENDIX A		A-1

EXHIBIT A		A-5

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A.	GENERAL PRINCIPLES.

All Access Persons owe a fiduciary duty to Stone Harbor Clients, including the Stone Harbor Funds, when conducting their personal investment transactions.  Accordingly, Access Persons must:

•	place the interest of Stone Harbor Clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of these clients;

•
conduct all personal securities transactions in a manner consistent with this Code and in such a manner as to avoid any actual, potential or perceived conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	conduct all personal securities transactions in compliance with all applicable Federal Securities Laws;

•	not take inappropriate advantage of their positions to benefit themselves at the expense of Stone Harbor Clients.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty.

INFORMATION OBTAINED IN THE COURSE OF BUSINESS ACTIVITIES FOR STONE HARBOR OR OTHERWISE, WHICH IS NOT GENERALLY AVAILABLE TO THE PUBLIC, IS PROPRIETARY AND STRICTLY CONFIDENTIAL.  ACCESS PERSONS MUST NEVER TRADE IN A SECURITY WHILE IN POSSESSION OF SUCH MATERIAL NON-PUBLIC INFORMATION1 ABOUT THE SECURITY, ISSUER OR THE MARKET FOR THE SECURITY, EVEN IF THE ACCESS PERSON HAS SATISFIED ALL OTHER REQUIREMENTS OF THIS CODE.  REVIEW WITH CARE THE INSIDER TRADING POLICY IN THIS CODE AND CONTACT LEGAL/COMPLIANCE IF YOU HAVE ANY QUESTIONS.

B.	PROHIBITED TRANSACTIONS.

No Access Person in connection with the purchase or sale, directly or indirectly, by such person in securities, shall:

•	employ any device, scheme or artifice to defraud any Stone Harbor Client;

•	make to a Stone Harbor Client any untrue statement of a material fact or omit to state to the Stone Harbor Client a material fact necessary in order to make the

1 For an explanation of “material non-public information” please refer to the Insider Trading Policy, included as Appendix A.

statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any Stone Harbor Client; or

•	engage in any manipulative practice with respect to any Stone Harbor Client.

Common examples of fraudulent personal trading activities include “front running” or “scalping,” which involve trading in a Personal Securities Account on the basis of the anticipated market effect of trades for Stone Harbor Clients.  Any trading for a Stone Harbor Client for the purpose of benefitting a Personal Securities Account is also prohibited by the Federal Securities Laws.

C.	PERSONAL TRADING ACTIVITY – RESTRICTED SECURITIES AND BLACKOUT PERIOD.

The following restrictions apply to trading for Personal Securities Accounts of Access Persons:

1.
Restricted List.  No transactions for a Personal Securities Account may be made in a Covered Security (including a Related Security) the issuer of which is on Stone Harbor’s Restricted List.  The Restricted List will be maintained by Legal/Compliance and will include issuers about which the Adviser believes it may have material non-public information or for which it wishes to restrict trading for other reasons.  The Restricted List can be found on SharePoint.

2.
Blackout Period.  No transactions for a Personal Securities Account may be made in a Covered Security (including a Related Security) on a day when such person knows or has reason to know that there is a pending order for a purchase or sale of such Covered Security by any Stone Harbor Client.  With respect to Access Persons who are also Advisory Persons, no transactions for a Personal Securities Account may be made in a Covered Security (including a Related Security) if any purchase or sale of such Covered Security has been made by a Stone Harbor Client in the prior seven calendar days or can reasonably be anticipated to be made during the next seven calendar days.  Any profits on trades which violate this policy may be required to be disgorged.  The blackout period does not apply to transactions in accounts that are exempted from the definition of Personal Securities Account.

D.	PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS, EXEMPTIONS AND HOLDING PERIOD.

1.
Pre-Clearance Required for Access Persons.  Access Persons must pre-clear the following trades in Covered Securities (including Related Securities) for Personal Securities Accounts in the manner described in Section D(3) below unless the trade falls under one of the exemptions described in Section D(5) below or is otherwise specifically exempted by the CCO:

a.
Debt Securities.  A fixed-income Covered Security, such as bond, note, convertible bond, or similar evidence of indebtedness may not be purchased or sold without the prior written approval of Legal/Compliance;

b.
Equity Securities. Common stock, preferred stock or other equity interests  held by a Stone Harbor Client may not be purchased or sold without the prior written approval of Legal/Compliance.  Before executing a transaction in any Covered Security (including a Related Security) the Access Person must review the list of Covered Securities on SharePoint to determine if pre-clearance is required;

c.
IPOs and Private Placements.  Securities offered pursuant to initial public offerings (“IPOs”) or Private Placements may not be purchased without the prior written approval of the CCO or his designee ; and

d.
Certain Closed-End and Open-End Funds.  Securities of U.S. registered closed-end and open-end investment companies for which Stone Harbor or any advisory affiliate serves as adviser or sub–adviser may not be purchased or sold without the prior written approval of Legal/Compliance. Before executing a transaction in any Covered Security (including a Related Security) the Access Person must review the list of Covered Securities on SharePoint to determine if pre-clearance is required.

2.
Pre-Clearance Required for Advisory Persons.  In addition to the pre-clearance required in Section D(1), Advisory Persons must pre-clear all other transactions in Covered Securities (including Related Securities) for Personal Securities Accounts in the manner described in Section D(3) below unless the transaction: (a) relates to a Covered Security which is an equity security not held by a Stone Harbor Client and the total number of shares to be purchased or sold does not exceed 2,000 shares (or the equivalent amount of a Related Security) of an issuer with a market capitalization in excess of $3 billion (purchases and sales in the same security or a Related Security within 30 days must be aggregated for purposes of determining if the transaction meets the pre-clearance exemption set forth in this clause); (b) falls under one of the exemptions described in Section D(5) below; or (c) is otherwise specifically exempted by the CCO.

3.	Pre-Clearance Requests. Requests for pre-clearance shall be made on the appropriate forms (see Exhibits B and E (IPO/Private Placement)) provided by Legal/Compliance for such purpose.

With respect to pre-clearance for Covered Securities, other than those issued in IPOs and Private Placements, before granting approval, Legal/Compliance shall determine that (a) the Covered Security is not on the Restricted List; (b) none of Stone Harbor or its advisory affiliates is planning to transact in such Covered Security (including a Related Security) for a Stone Harbor Client over the next seven calendar days and has not transacted in the Covered Security for a Stone Harbor Client over the prior seven calendar days; and (c) there is no other conflict of interest that should prevent the Access Person from transacting in the Covered Security.  If the conditions of clauses (a), (b) and (c) are satisfied, Legal/Compliance (in consultation with such other persons as the members of Legal/Compliance may deem advisable) may grant pre-clearance.  Pre-clearance, if granted, is valid on the day it is granted and the following day. In addition, pre-clearance may be revoked by Legal/Compliance before its scheduled termination.

With respect to pre-clearance for Covered Securities issued in IPOs and Private Placements, in connection with any decision to approve such an investment, Legal/Compliance will make the determinations described in the preceding paragraph and will also prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest.

4.
Holding Periods.  Access Persons (including Advisory Persons) must hold any Covered Security that is required to be pre-cleared for at least 60 calendar days.  Covered Securities which are referenced in Section D.2 above must be held for at least 30 calendar days.  The holding period is measured on a last in-first out basis.

5.	Pre-Clearance not Required. Access Persons need not pre-clear the following trades in Covered Securities for Personal Securities Accounts:

a.
With respect to Access Persons who are not also Advisory Persons, Covered Securities which are not covered under subparagraphs a.- d. of Section D(1).  Before executing a transaction in a Covered Security (including a Related Security) the Access Person must review the list of Covered Securities on SharePoint to determine if pre-clearance is required;

b.	Municipal bonds;

c.	Securities of U.S. registered closed-end and open-end investment companies not advised or sub-advised by Stone Harbor or any advisory affiliate;

d.	Exchange traded funds;

e.	Options on broad based stock indices;

f.	Interests in qualified state college tuition programs (“529 Plans”) (unless the 529 Plans are managed, distributed, marketed or underwritten by Stone Harbor);

g.
The acquisition of Covered Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of  Covered Securities; and

h.
The acquisition of Covered Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of Covered Securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired.

Applicable reporting and related requirements of the Code still apply to transactions in the Covered Securities described in this Section D (5).

6.
Maximum Trades and Pre-Clearance Requests Per Quarter.  While there is no maximum limitation on the number or frequency of trades that an Access Person may execute (except the holding period imposed by Section D (4)) or pre-clearance requests that an Access Person may submit per quarter, the Code grants the CCO (in consultation with the General Counsel and Chief Investment Officer “CIO”) the power to impose a limitation on any Access Person if it is believed to be in the best interest of Stone Harbor or a Stone Harbor Client.

E.	ACKNOWLEDGMENT AND REPORTING.

1.
Acknowledgements and Certifications of Compliance with this Code.  Upon becoming an Access Person, Stone Harbor will provide such Access Person with a copy of this Code.  Within 10 days of becoming an Access Person, such Access Person must submit to Legal/Compliance an acknowledgement that he or she has: (a) received a copy of this Code including the Insider Trading Policy which is a part of the Code; (b) read and understood its provisions; and (c) recognizes that he or she is subject to its terms and conditions.  See Exhibit A for the form of Acknowledgement and Initial Holdings Report.  Thereafter, Legal/Compliance will promptly provide each Access Person with any amendments to the Code.  Within 10 days of receipt of any such amendments, each Access Person must submit to Legal/Compliance an acknowledgement that he or she has: (a) received a copy of such amendment or amended Code and (b) read and understood its provisions.

All Access Persons are required to certify annually in writing that they have: (a) read this Code, including the Insider Trading Policy which is a part of the Code, and understood its provisions and recognize that they are subject to its terms and conditions; (b) complied with the requirements of this Code; (c) disclosed or reported all Covered Securities and Covered Security transactions required to be disclosed or reported pursuant to this Code; and (d) with respect to any securities accounts which are exempt from the definition of Personal Securities Account, have no direct or indirect influence or control over the account or any prior knowledge of transactions effected therein.  The annual certification is contained in the form of Annual Securities Holdings Report and Certification attached as Exhibit D.

2.
Initial Holdings Report.  Within 10 days of becoming an Access Person, he or she must submit to Legal/Compliance a statement (which information must be current as of a date no more than 45 days prior to the date he or she became an Access Person) which must include the following information:

a.
The title and type of Covered Security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Covered Security in which such Access Person has any direct or indirect Beneficial Interest;

b.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of such Access Person;

c.
A statement regarding the Access Person’s direct or indirect Beneficial Interest in more than 0.50% of any class of securities of any broker-dealer and the Access Person’s personal, blood, and/or affinity relationship with any broker-dealer employee, including identification of any Immediate Family member who is a broker-dealer employee; and

d.	The date of submission by the Access Person.

Such information shall be provided on the form of Acknowledgement and Initial Holdings Report attached as Exhibit A.

3.
Duplicate Trade Confirmations and Reporting of Personal Securities Accounts.  An Access Person must provide Stone Harbor with duplicate trade confirmations and account statements for each Personal Securities Account established or maintained by such Access Person.  Such trade confirmations and account statements should be provided to Legal/Compliance at least as frequently as with the quarterly transaction report (as described below) for the quarter within which such transaction occurred.

In addition, Access Persons must notify Legal/Compliance upon opening a new Personal Securities Account.  Such notice shall be provided in the quarterly transaction report (as described below) for the quarter within which such account was opened and include, at a minimum: (a) the name of the financial institution; (b) the account number; (c) the date the account was established; and (d) contact information for the financial institution. Legal/Compliance will send a letter to each financial institution that is housing a Personal Securities Account for an Access Person, directing the financial institution to send copies of trade confirmations and periodic (generally at least quarterly) account statements to Legal/Compliance.

4.
Quarterly Transactions Report.  Within 30 days after the end of each calendar quarter, each Access Person must provide information to Legal/Compliance relating to Covered Securities transactions executed during the previous quarter in which such Access Person has any direct or indirect Beneficial Interest as well as certain other information.  This statement must include:

a.	The date of the transaction;

b.
The title and type of Covered Security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of each Covered Security;

c.	The nature of the transaction;

d.	The price of the Covered Security at which the transaction was effected;

e.	The name of the financial institution with or through which the transaction was effected;

f.	The information required in Section E (3) regarding the opening of any new Personal Securities Account;

g.
Any changes to the statement provided in the initial holdings report or any annual holdings report regarding the Access Person’s direct or indirect Beneficial Interest in more than 0.50% of any class of securities of any broker-dealer or the Access Person’s personal, blood, and/or affinity relationship with any broker-dealer employee; and

h.	The date of submission by the Access Person.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Interest in the Covered Security to which the report relates.  A separate report (attached as Exhibit C) containing Covered Securities transactions under this Section E(4) will not be required to the extent that such report would duplicate information contained in the trade confirmations and accounts statements already received by the Adviser.

5.	Annual Holdings Report. Each Access Person shall submit an annual report to Legal/Compliance showing as of a date no more than 45 days before the report is submitted:

a.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest;

b.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person during the year;

c.
A statement regarding the Access Person’s direct or indirect Beneficial Interest in more than 0.50% of any class of securities of any broker dealer and the Access Person’s personal, blood, and/or affinity relationship with any broker-dealer employee, including identification of any Immediate Family member who is a broker-dealer employee; and

d.	The date that the report is submitted by the Access Person.

Such information shall be provided on the Annual Securities Holdings Report and Certification Form attached as Exhibit D.

6.	Exceptions From Reporting Requirements. An Access Person is not required to submit:

a.
Any reports required by this Section E with respect to transactions effected for, or Covered Securities held in, any accounts over which the person has no direct or indirect influence or control.  See the definition of Personal Securities Account in Section V; and

b.	Quarterly transaction reports required by Section E (4) with respect to transactions effected pursuant to an Automatic Investment Plan.

7.
Reporting of Attendance at Broker Sponsored Conferences.  Advisory Persons must promptly report to Legal/Compliance his or her attendance at any Broker Sponsored Conference.   Such report must include, to the best of the Advisory Person’s knowledge, a list of the issuers and issuer representatives that attended such Broker Sponsored Conference.

F.	APPLICABILITY OF THIS CODE TO INDEPENDENT TRUSTEES.

The Independent Trustees of the Stone Harbor Funds are subject only to Sections A and B of the Code (and then only with respect to the Stone Harbor Funds), and also to the  quarterly transactions reporting requirement under Section E(4) and the related requirement under Section E(3) to provide Stone Harbor with duplicate trade confirmations, but only to the extent such Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Stone Harbor fund trustee should have known, that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, a Stone Harbor Fund purchased or sold the Covered Security, or Stone Harbor considered purchasing or selling the Covered Security.

Although exempt from most provisions of the Code, Independent Trustees are still subject to restrictions under the federal securities laws (such as restrictions against trading on the basis of material non-public information).

G.	APPOINTMENT OF AGENT.

Officers of the Stone Harbor Funds that are employees of service providers other than Stone Harbor (e.g., ALPS Fund Services, Inc.) may have the Chief Compliance Officer or other designee of such service provider maintain the documentation required by this Code and conduct the necessary reviews on behalf of the Stone Harbor Funds in order to confirm that the requirements of this Code have been met by such officers.  In connection with such reviews, such service provider’s Chief Compliance Officer may provide quarterly and annual certifications to the Stone Harbor Funds’ CCO in lieu of the CCO reviewing such documentation.

H.	INSIDER TRADING.

The Adviser prohibits any Access Person from trading in any security while in possession of material nonpublic information concerning such security or its issuer or communicating material nonpublic information to others in violation of Federal Securities Laws.  This conduct is frequently referred to as “insider trading”.  The Adviser’s Insider Trading Policy is attached as Appendix A. This policy is applicable to all Access Persons, and extends to activities within and outside their duties at Stone Harbor.  Every Access Person is required to read the Insider Trading Policy carefully. Each Access Person is required to certify compliance with the Insider Trading Policy.  Any questions regarding the Insider Trading Policy should be directed to Legal/Compliance.

I.	CONFIDENTIALITY.

Access Persons must maintain the confidentiality of sensitive non-public information and other confidential information entrusted to them by Stone Harbor, any affiliates, or any Stone Harbor Client and must not disclose such information to any persons, except when disclosure is authorized by an appropriate officer of Stone Harbor or mandated by law, other than to: (a) other Access Persons or Stone Harbor employees who need to know such information  in connection with their duties or (b) persons outside Stone Harbor or the Stone Harbor Funds (such as attorneys, accountants or other advisers) who need to know such information in connection with a specific mandate or engagement from Stone Harbor or the Stone Harbor Funds or who otherwise have a valid business or legal reason for receiving it and have executed a confidentiality agreement, if appropriate.  Confidential information includes all non-public information that might be of use to competitors, or harmful to Stone Harbor or a Stone Harbor Client, if disclosed. It also includes Stone Harbor’s intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights), business, marketing and service plans, databases, records, salary information, unpublished financial data and reports as well as information that joint venture partners, suppliers or customers have entrusted to Stone Harbor. The obligation to preserve confidential information continues even after your employment with Stone Harbor ends.

To safeguard confidential information, all Access Persons should observe the following procedures:

a.	Access Persons are prohibited from disclosing portfolio positions and investment plans to personnel at other firms, except in connection with the execution of trades for Stone Harbor Clients.

b.
Special confidentiality arrangements may be required for certain parties, including outside business associates and governmental agencies and trade associations, seeking access to material non-public information.

c.	Papers relating to non-public matters should be appropriately safeguarded.

d.	Appropriate controls for the reception and oversight of visitors to sensitive areas should be implemented and maintained.

e.	Sensitive business conversations, whether in person or on the telephone, should be avoided in public places and care should be taken when using portable computers and similar devices in public places.

f.	E-mail messages and attachments containing material non-public information should be treated with similar discretion and awareness of the recipients.

J.	OUTSIDE AFFILIATIONS AND DIRECTORSHIPS.

Access Persons must obtain written approval from Legal/Compliance before accepting outside employment2 or becoming a director of a public company.  Such information shall be provided on the appropriate Outside Directorship Approval/Reporting Form attached as Exhibit F or Outside Activity Approval Request/Reporting Form attached as Exhibit G.

K.	GIFTS AND ENTERTAINMENT.

A conflict of interest may occur when the personal interests of Access Persons interfere or could be perceived to interfere with their responsibilities to Stone Harbor or a Stone Harbor Client.  Accordingly, Access Persons may not receive any gift, service, or other thing of more than de minimis value (i.e. $100, £100, SGD 100, or AUD 100 (“Limit”)) from any person or entity that does business with or on behalf of Stone Harbor during any twelve consecutive months.  If a department (as opposed to an individual) receives a gift that is valued in excess of the Limit and which is possible to share, it can be shared among the employees, provided no single employee’s pro rata share of the gift exceeds the Limit. No Access Person may give or offer any gift of more than de minimis value (i.e., Limit) to existing Stone Harbor Clients, prospective clients, or any entity that does business with or on behalf of Stone Harbor during any twelve consecutive months, without pre-approval by Legal/Compliance.  FINRA imposes additional limitations on registered representatives.  Please consult with Legal/Compliance if you have any questions regarding FINRA limitations in connection with gifts and entertainment.  A record of all gifts will be maintained in a log describing the nature of the gift, who gave the gift, who received the gift, and the total cost and approximate per person cost by Stone Harbor for a period of at least five years.  Legal/Compliance will review such Gift and Entertainment Log on a periodic basis.

Access Persons may provide or accept an invitation to a business entertainment event, such as dinner, of reasonable value, if the person or entity providing the entertainment is present at the event.  Prior written permission of a member of Legal/Compliance is required to accept or provide entertainment that exceeds $250 per person for  a sporting, musical or similar event.  A record of all entertainment will be maintained in a log describing the nature of the entertainment, where it took place, who attended, the total cost and approximate per person cost will be maintained by Stone Harbor for a period of at least five years.  Legal/Compliance will review such Gift and Entertainment Log on a periodic basis.

2 Outside employment includes any arrangement by which the Access Person receives compensation for services provided including consulting arrangements or similar outside business activities.

ACCESS PERSONS ARE ALSO SUBJECT TO RULE 17(E) OF THE 1940 ACT.

ACCESS PERSONS MUST ALSO CONSULT STONE HARBOR’S FOREIGN CORRUPT PRACTICES ACT / BRIBERY ACT POLICY IN CONNECTION WITH GIVING OR RECEIVING GIFTS OR ENTERTAINMENT.

ANY GIFT OR ENTERTAINMENT RELATING TO A GOVERNMENT OFFICIAL, UNION OFFICIAL OR ERISA PLAN FIDUCIARY MUST BE PRE-APPROVED BY LEGAL/COMPLIANCE.  ALL POLITICAL CONTRIBUTIONS ARE SUBJECT TO STONE HARBOR’S POLITICAL CONTRIBUTION POLICY DESCRIBED BELOW.

ANY ACCESS PERSON THAT IS REQUIRED TO REGISTER AS A LOBBYIST WITH ANY STATE, LOCAL, MUNICIPAL OR FOREIGN GOVERNMENT MUST NOTIFY LEGAL/COMPLIANCE.

L.	POLITICAL CONTRIBUTIONS.

Except where otherwise stated, this Section (the “Political Contributions Policy”) shall apply to (a) Stone Harbor, (b) any general partner, principal or executive officer, or individual with a similar status or function, of Stone Harbor, (c) any employee of Stone Harbor, and (d) any political action committee controlled by Stone Harbor or any of its employees (each, a “Covered Person”).  This Political Contributions Policy also applies to a Covered Person’s Family Members.  For purposes of this Political Contributions Policy, “Family Member” includes a Covered Person’s spouse or domestic partner, as well as any minor children or other dependents residing in a Covered Person’s home.  Any officer, director or employee of an affiliate of Stone Harbor that supervises, directly or indirectly, any employee of Stone Harbor or an affiliate who solicits a Government Entity for Stone Harbor is also a Covered Person and therefore subject to the requirements of this Political Contributions Policy.

1.
General Policy.  Covered Persons (including Family Members), are prohibited from making Political Contributions, in the aggregate, of more than (a) $350 per election to any one Official for whom the Covered Person is entitled to vote and (b) $150 per election to any one Official for whom the Covered Person is not entitled to vote.  For purposes of this section, a primary election and a general election during the same year are considered separate elections.

Covered Persons are also prohibited from coordinating or soliciting any person or political action committee to make (including, but not limited to, causing Stone Harbor, a Stone Harbor Fund or a private investment fund advised by Stone Harbor to make) (a) any Political Contribution to an Official or candidate for office of a Government Entity (including any election committee for such official or candidate) or (a) any payment (including any gift, loan, advance or anything of value) to a political party of a state or locality.  Covered Persons should note that coordinating or soliciting Political Contributions can include actions that can be interpreted as supporting an Official or political party, including, but not limited to the use of Stone Harbor’s name or the Covered Person’s name on fundraising literature for a candidate, or Stone Harbor or a Covered Person sponsoring a meeting or conference which features an Official or candidate as an attendee or guest speaker and which involves fundraising for the Official or candidate.

2.
Disclosure and Pre-Clearance.  All Political Contributions must be disclosed and approved by the CCO or General Counsel in writing in advance of any Political Contribution being made.  Generally, it is Stone Harbor’s policy to permit any proposed Political Contribution so long as it does not cause a violation of Rule 206(4)-5 under the Advisers Act (the “Rule”) or this Code or a reasonably foreseeable violation of the Rule or this Code based on current or future prospective clients of Stone Harbor.  However, the CCO or General Counsel may also prohibit any proposed Political Contribution that is deemed by the CCO or General Counsel to raise a risk of violating the Rule, this Code, or for any other reason whatsoever.

Written requests for pre-clearance of Political Contributions shall be made using the Political Contribution Pre-Clearance Form attached to this Code as Exhibit H.

3.
Quarterly Reporting.  Additionally, on a quarterly basis, the CCO shall obtain an acknowledgment from all Covered Persons that they are aware of this Political Contributions Policy and in compliance with the Policy, and such Covered Persons shall verify all Political Contributions made in the past quarter by such Covered Persons (and their Family Members), including the dates on which such Political Contributions were made and whether any such Political Contribution was the subject of the exception for certain returned Political Contributions pursuant to Rule 206(4)-5(b)(3) (which provides a limited means to cure certain violations of the Rule by a Covered Person by returning such contributions).  All quarterly reports shall be made using the Quarterly Political Contributions Report and Acknowledgement Form attached to this Code as Exhibit I.

4.
New Covered Persons.  In advance of becoming a Covered Person, a potential Covered Person must disclose in writing to the CCO or General Counsel all Political Contributions to any Official (including any election committee) made by the Covered Person (or Family Members) during the two years prior to potentially becoming a Covered Person.

5.         New Government Entity Investors.  In advance of admitting a Government Entity as an investor in a Fund or accepting a Government Entity as a client, the CCO or General Counsel or designee shall review records of Political Contributions made within two years of the date of the investor’s admission or acceptance to determine whether any Contributions have been made to any Official.

6.         Confidentiality.  The Adviser respects the rights of its employees to lawfully contribute to the political process and will keep the information provided under this Political Contributions Policy confidential, subject to the rights of inspection of all regulatory and licensing bodies or as any disclosure may become necessary or advisable in the operation of the Adviser, including disclosures at the request of representatives of investors and potential investors who are government clients, pension funds, or their fiduciaries if requested to do so.

7.         Compliance with Other Laws.  It should not be assumed that pre-clearance or approval under this Political Contributions Policy is confirmation that an employee is complying with any applicable campaign finance or other applicable laws and each employee is urged to consult such advisors or counsel as appropriate on such laws.  With respect to investors and potential investors that are state or local entities additional or different state or local rules may apply.  Before admitting an investor that is a state or local entity, the CCO or General Counsel or designee shall review applicable rules and regulations applicable to that investor and determine whether additional policies or procedures are advisable.

8.         Violations.  If any Covered Person becomes aware of a violation of this Policy they must promptly notify the CCO.  In the event a Covered Person (or Family Member) makes a Political Contribution in violation of this Code or the Rule, the Covered Person agrees to take all reasonable efforts to prevent the triggering of a two-year time out period, including actively seeking the return of the Political Contribution.

9.         Indirect Contributions.  Covered Persons should be aware that the Rule prohibits Stone Harbor and its Covered Persons from doing anything indirectly which, if done directly, would result in a violation of the Rule and this Political Contributions Policy.  Indirect actions that would, if done directly, violate the Political Contributions Policy are also considered violations of the Policy. Covered Persons should be mindful of these provisions and should be aware that soliciting a person, such as a family member or friend, to make a Political Contribution may also be a violation of the Rule and this Policy.  Similarly, Political Contributions made to an entity that will use the funds to support a candidate for office of a Government Entity could be a violation of this Policy and the Rule.  Further, use of Stone Harbor resources (such as office space, telephones, etc.) in connection with volunteer activities could be a violation of this Policy and the Rule.  In addition, a Stone Harbor Fund may not make a payment that, if made by Stone Harbor, would violate this Policy or the Rule.  Covered Persons should consult the CCO if they have any questions about whether a political contribution, payment or activity would be prohibited or restricted by this Policy or the Rule.

STONE HARBOR PROHIBITS POLITICAL CONTRIBUTIONS THAT ARE GIVEN TO RETAIN OR OBTAIN BUSINESS OR OTHERWISE INFLUENCE A GOVERNMENT OFFICIAL TO SECURE BUSINESS.  IF YOU HAVE ANY QUESTION REGARDING THE APPROPRIATENESS OF A POLITICAL CONTRIBUTION, YOU SHOULD CONTACT LEGAL/COMPLIANCE.

M.	OVERSIGHT AND REVIEW.

The CCO shall be responsible for the implementation of this Code.  Legal/Compliance will maintain a list of all Access Persons and Advisory Persons and inform them of their obligations under this Code.  The CCO or his or her designee shall be responsible for reviewing all account statements, trade confirmations, initial, annual and quarterly reports, certifications and pre-clearance requests required under this Code. On a quarterly basis, the CCO or his or her designee shall review all documents completed pursuant to this Code and confirm that to such person’s knowledge, each Access Person is in compliance with this Code.

Stone Harbor is required by law to keep a record of all violations of this Code including the failure by an Access Person to submit any required reports on time.  The Securities and Exchange Commission has access to these records during inspection.

N.	SANCTIONS.

The CCO shall promptly report all material violations of this Code to the General Counsel of Stone Harbor.  The CCO and General Counsel shall direct whatever remedial steps they deem appropriate to correct a material violation of the Code, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator.  In addition, the CCO may impose additional sanctions, if, based upon all of the facts and circumstances considered, such action is deemed appropriate.  Any profits that are disgorged or paid in connection with a violation of this Code shall be donated to one or more charities as directed by Stone Harbor.  All Access Persons are required to promptly report any violations of this Code to Legal/Compliance.  Failure to report any violation(s) of this Code that you are aware of in a prompt manner will be considered itself a violation of this Code and may be subject to sanctions.  Any retaliation for the reporting of a violation under this Code of Ethics will constitute a violation of the Code.

O.	EXCEPTIONS.

Exceptions to the requirements of this Code may be granted from time-to-time, in the discretion of the CCO, based upon individual facts and circumstances.  Such exceptions will not serve as precedent for additional exceptions even under similar circumstances.  In granting any exceptions under this Code, the CCO may consult with the General Counsel or CIO of Stone Harbor as he or she deems appropriate.

P.	CONFIDENTIALITY OF INFORMATION SUBMITTED PURSUANT TO THIS CODE.

All information obtained by any person pursuant to this Code shall be kept in strict confidence, except that such information will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization and to the extent required by this Code, applicable law, governmental rule or regulation, court order, or administrative or arbitral proceeding.

Q.	CONSULTANTS AND TEMPORARY OR PART-TIME EMPLOYEES.

Upon commencing their engagement with Stone Harbor, consultants, temporary or part-time employees will be given a copy of this Code and will be required to acknowledge receipt of the Code and abide by the general fiduciary requirements set forth in Sections A and B; the prohibition on insider trading set forth in Section H; the requirements regarding Gifts and Entertainment set forth in Section K; and the Political Contributions Policy, to the extent such person is a Covered

Person, set forth in Section L.  Consultants, temporary or part-time employees that have an engagement of more than three months are subject to all provisions of the Code, including pre-clearance under Section D.  However, the CCO may determine that certain consultants, temporary or part-time employees, including interns, may be subject to the entire Code if the CCO determines that the person’s access to information is such that full compliance would be appropriate. In addition, the CCO may require such persons to provide certifications or other documentation (e.g., certifications to the effect that the person does not have any direct or indirect influence or control over certain accounts) that the CCO believes appropriate.

R.	RETENTION OF RECORDS.

All records relating to personal Covered Securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act and Rule 17j-1 under the 1940 Act.

Each Access Person of Stone Harbor is to maintain records to establish that their investment decisions did not involve a conflict with the Code.  Generally such records would include, among other things, copies of the Access Person’s pre-clearance authorizations, brokerage statements (if any) and receipts or other documentation relating to gifts and entertainment and political contributions.

S.	TRAINING.

Each new Access Person must attend a Code of Ethics training session within a reasonable period of time after joining Stone Harbor.

T.	BOARD REVIEW.

Stone Harbor shall provide to the Board of Trustees of each Stone Harbor Fund, on a quarterly basis, a written report of all material violations of this Code, and at least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act.

U.	AMENDMENTS.

Unless otherwise noted herein, this Code shall become effective as to all Access Persons, and, to the extent applicable, Covered Persons upon employment.  This Code may be amended as to Access Persons and Covered Persons from time to time by the CCO.  The CCO shall promptly notify all Access Persons and Covered Persons of any such amendments.  Any material amendment of this Code shall be submitted to the Board of Trustees of each Stone Harbor Fund for approval in accordance with Rule 17j-1 under the 1940 Act.

V.	DEFINITIONS.

The following definitions apply to this Code.

Access Person includes all partners, trustees, officers, employees or Advisory Persons of Stone Harbor and the Stone Harbor Funds.

Advisory Person means an Access Person who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Stone Harbor Client or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to Stone Harbor or the Stone Harbor Funds who obtains information concerning the purchase or sale recommendations of Covered Securities, made to Stone Harbor Clients.  Advisory Persons include all portfolio managers, credit analysts, economists and any other Access Persons determined by Legal/Compliance in consultation with the CIO to be Advisory Persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend investment plan.

Beneficial Interest means any interest in securities where a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect “pecuniary interest” in such securities.  While the definition of “Pecuniary Interest” is complex, an Access Person generally has a Pecuniary Interest in securities if he or she has the opportunity, directly or indirectly, to profit or share in any profit (or lose or share in a loss) on a transaction in the securities. Without limiting the foregoing, a person has a Beneficial Interest when the securities in the account are held:

a.	in his or her name (including in any 401(k), defined contribution retirement account or individual retirement account);

b.	in the name of any of his or her Immediate Family;

c.	in his or her name as trustee for himself or herself or for his or her Immediate Family;

d.	in a trust in which he or she has a Beneficial Interest or is the settlor with a power to revoke;

e.	by another person and he or she has a contract or an understanding with such person that the securities held in that person’s name are for his or her benefit;

f.	in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights;

g.	by a general or limited partnership of which he or she is a general partner;

h.	by a limited liability company of which he or she is a manager-member;

i.	by a corporation which he or she uses as a personal trading medium;

j.	by a holding company which he or she controls; or

k.
any other relationship in which a person would have beneficial ownership under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Interest shall apply to all securities which an Access Person has or acquires.

You do not have an indirect Pecuniary Interest in securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have or share investment control over the securities held by the entity.

Broker Conference means any conference sponsored by a broker-dealer at which representatives of any issuer of a Covered Security are present.

Covered Person for purposes of Section L—Political Contributions Policy means (a) Stone Harbor, (b) any general partner, principal or executive officer, or individual with a similar status or function, of Stone Harbor, (c) any employee of Stone Harbor, and (d) any political action committee controlled by Stone Harbor or any of its employees.

Covered Security for purposes of this Code include

a.
any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of trust for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly know as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

b.	any security or instrument related to, but not necessarily the same as, those held or to be acquired by a Stone Harbor Client;

c.	shares of open-end mutual funds advised or sub-advised by Stone Harbor or an affiliate; and

d.	shares of any closed-end funds (including exchange traded funds) and unit investment trusts (“UIT”) except as provided below.

Covered Security, for purposes of this Code, does not include:

a.	U.S. Treasury obligations and mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government;

b.	bankers’ acceptances;

c.	bank certificates of deposit;

d.	commercial paper;

e.
high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody’s), including repurchase agreements;

f.	shares of open-end mutual funds not advised or sub-advised by Stone Harbor or an affiliate;

g.	units of a UIT if such UIT is invested exclusively in unaffiliated open-end mutual funds; and

h.	interests in 529 Plans, so long as neither the 529 Plan nor any underlying funds in the Plan are managed, distributed, marketed or underwritten by Stone Harbor or any of its affiliates.

Federal Securities Laws means the Securities Act of 1933, the Securities Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Government Entity for purposes of Section L—Political Contributions Policy means any state or political subdivision of a state, including:  (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (the “IRC”), or a state general fund; (c) any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “qualified tuition plan” authorized by section 529 of the IRC, a retirement plan authorized by section 403(b) or 457 of the IRC, or any similar program or plan; and (d)

officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Immediate Family means any of the following relatives sharing the same household and/or (who) are financially dependent on an Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, and/or any other person deemed to be an Immediate Family member by the Legal/Compliance.  The presumption that a relative is a member of your “Immediate Family” may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide you with any economic benefit.

Independent Trusteeis a trustee of a Stone Harbor Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Official for purposes of Section L—Political Contributions Policy includes:

a.
any person (including any election committee for the person), who at the time of the contribution was an incumbent, candidate or successful candidate for elective office of a Government Entity if the office:

(1)	Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity; or

(2)	Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a Government Entity; or

b.	a candidate for federal office if that candidate is a state or local government official at the time of the contribution.

Personal Securities Account includes:

a.	accounts in an Access Person’s name;

b.	accounts in the name of any Immediate Family member; and

c.	other accounts in which the Access Person has a direct or indirect Beneficial Interest.

Personal Securities Accounts include, but are not limited to, brokerage accounts, 401(k) accounts, or variable annuity or variable life insurance policies.

A Personal Securities Account does not include:

a.
Estate or trust accounts in which an Access Person has a Beneficial Interest, but over which the Access Person has no direct or indirect influence or control and in which there is no communication with the Access Person with regard to investment decisions prior to execution, subject to approval by Legal/Compliance;

b.
Fully discretionary accounts managed by a registered investment adviser if (a) the Access Person receives permission from Legal/Compliance, and (b) there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution; and

c.
Other accounts over which an Access Person has no direct or indirect influence or control and in which there is no communication with the Access Person with regard to investment decisions prior to execution, subject to approval by Legal/Compliance.

Political Contribution for purposes of Section L—Political Contributions Policy means, any gift, subscription, loan, advance or deposit of money or anything of value made for:  (a) the purpose of influencing any election for federal, state or local office; (b) payment of debt incurred in connection with any such election; or (c) transition or inaugural expenses of a successful candidate for state or local office.

Private Placement is a limited offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or section 4(6) or pursuant to rule 504, 505 or 506.

Related Security is a security whose value is derived from the value of another security such as options, warrants, credit linked notes, credit default swaps and indexed instruments.

Stone Harbor Client includes any account, including the Stone Harbor Funds, to which Stone Harbor, or any advisory affiliate, provides investment advice or exercises investment discretion.

Last revised July 2017

APPENDIX A

INSIDER TRADING POLICY

A.	STATEMENT OF POLICY

Federal law requires Stone Harbor Investment Partners LP (“Adviser” or “Stone Harbor”) to take steps to detect, deter and punish the misuse of “inside information” by Access Persons (as defined in the Code of Ethics).  Failure to take such steps may subject the Adviser and its management to civil and criminal penalties.  This Insider Trading Policy is designed to meet the foregoing requirements.  This policy is applicable to all Access Persons, and extends to activities within and outside their duties at Stone Harbor.  Every Access Person is required to read this Insider Trading Policy carefully. Each Access Person is required to certify compliance with this Insider Trading Policy.  Any questions regarding this Insider Trading Policy should be directed to Legal/Compliance.

What is “Insider Trading”?

The term “insider trading” is not defined in the Federal Securities Laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”).  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material nonpublic information;

•
trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	communicating material nonpublic information to others who are likely to trade, a practice known as “tipping.”

The elements of insider trading and the penalties for this unlawful conduct are discussed below.  If after reviewing this policy you have any questions, you should consult the CCO.

Who is an “Insider”?

The concept of “insider” is broad.  It includes all Access Persons.  In addition, a person can become a “temporary insider” of another company if he or she enters into a special confidential relationship in the conduct of that company’s affairs and as a result is given access to information solely because of that relationship. A temporary insider can include, among others, a financial analyst, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

What is “Material” Information?

“Material” information, as it relates to securities transactions, is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a measurable effect on the price of a company’s securities when it becomes known to the market.  Events that are generally considered material include, but are not limited to, changes in projected or actual dividend rates or earnings, stock splits, calls for redemption, mergers and acquisitions, new contracts, products or discoveries, changes in debt ratings, tender offers or public offerings of securities, significant litigation or government investigations, and significant management changes.  Material information can consist of current facts or the possibility of future events, such as regulatory actions or possible mergers.

Contacts with public companies will sometimes be a part of the Adviser’s research efforts.  Persons providing investment advisory services to Stone Harbor Clients may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, an Access Person becomes aware of material non-public information.  This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.

Material information does not have to relate to a company’s business but may be information that affects the market for a security.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear and whether those reports would be favorable or not.

What is “Non-Public” Information?

Information is “non-public” until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the Securities and Exchange Commission, or appearing in The Wall Street Journal or other publications or general circulation, would be considered public.

Material non-public information is not made public by selective dissemination.  Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as non-public information which must not be disclosed or otherwise misused.  Similarly, partial disclosure does not constitute public dissemination.  So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “non-public.”

What does “On the Basis Of” Mean?

Descriptions of insider trading commonly refer to the prohibition of trading “on the basis of” or “using” material non-public information.  The Securities and Exchange Commission has stated that it believes someone trades on the basis of material non-public information when he or she trades while aware of the information and that it is non-public.  For this reason, this policy prohibits trading when the Adviser is in possession of non-public information.

What are the Penalties for Insider Trading?

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in such unlawful conduct and for their employers.  A person can be subject to some or all of the penalties listed below even if he or she does not benefit personally from the violation.  Penalties include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines of up to three times the profit gained or loss avoided (whether or not the violator actually benefited), fines for the employer or other controlling person of the violator of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided, and temporary or permanent loss of investment adviser registration.

In addition to the foregoing civil and criminal penalties, any violation of this policy can be expected to result in serious sanctions by the Adviser, including dismissal of the person(s) involved.

B.	PROCEDURES TO IMPLEMENT THE INSIDER TRADING POLICY

The following procedures have been established to aid Access Persons in avoiding insider trading, and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading.  Every Access Person must follow these procedures.

Identifying Inside Information

Before trading for yourself or others in the securities of a company about which you may have potential material nonpublic information, ask yourself the following questions:

•
Is the information material? Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

•
Is the information non-public?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation?

If, after consideration of the above factors, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•	Report the matter immediately to the CCO. As set forth below the CCO will determine whether the securities are to be placed on the “Restricted List.”

•	Refrain from purchasing or selling the securities on behalf of yourself or others.

•	Refrain from communicating the information inside or outside the Adviser.

After the matter has been reviewed by the CCO you will be instructed to continue the prohibitions against trading and communications, or you will be permitted to trade and communicate the information, subject to any pre-clearance requirements set forth in the Code of Ethics.

Report Insider Trading By Others

The Adviser’s executive officers and supervisory personnel are subject to liability for failure to prevent insider trading and are required to take appropriate steps to prevent such violations.  Any Access Person who becomes aware of facts indicating past, ongoing or anticipated insider trading by others should immediately report the matter to the CCO and should not approach or confront the individual believed to be involved in insider trading.

Resolve Issues Concerning Insider Trading

If, after consideration of the explanation set forth in this policy, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, the matter must be discussed with the CCO before trading or communicating the information to anyone.

EXHIBIT A

STONE HARBOR INVESTMENT PARTNERS LP

STONE HARBOR FUNDS

ACKNOWLEDGEMENT & INITIAL HOLDINGS REPORT
PURSUANT TO THE CODE OF ETHICS

THIS REPORT MUST BE COMPLETED AND RETURNED TO THE CHIEF COMPLIANCE OFFICER WITHIN 10 DAYS OF EMPLOYMENT.3

NAME:		DATE OF EMPLOYMENT:
(PLEASE PRINT)

BROKERAGE ACCOUNT INFORMATION:

☐	Below is information on each broker, dealer or bank with which I maintain account(s) in which any securities are held for my direct or indirect benefit.

Name of Financial Firm and Address	Account Title	Account Number

☐	I do not maintain any account(s) with any broker, dealer or bank.

SECURITIES HOLDINGS INFORMATION:

Complete the following (or attach a copy of your most recent statements(s)) listing all Covered Securities in which you have a Beneficial Interest.  The definition of “Beneficial Interest” may be found in Section V of the Code of Ethics.  U.S. Government securities do not need to be disclosed. For a list of other securities that are not required to be reported, please see the definition of “Covered Security” in Section V of the Code of Ethics.

Title/Type of Covered Security	Ticker Symbol/Number of Shares	CUSIP/ Principal Amount	Held Since	Broker Name

☐	I have no Covered Securities holdings to report.

3 Information in the Report must be current as of a date within 45 days of the date of your employment.

CONFLICTS OF INTEREST

☐         I do not have direct or indirect Beneficial Interest in more than 0.50% of any class of securities of any broker-dealer or any personal, blood, and/or affinity relationship with any broker-dealer employee including any Immediate Family member who is a broker-dealer employee.  For purposes of the Code, “blood relationships” include any Immediate Family member as defined in the Code and any brother or sister of an Access Person whether or not living in the same household as or financially dependent on the Access Person.

If you are not able to make the certification above, please explain the nature of the interest or relationship below.

I CERTIFY THAT I HAVE RECEIVED A COPY OF THE CODE OF ETHICS, INCLUDING THE INSIDER TRADING POLICY WHICH IS A PART OF THE CODE OF ETHICS, I HAVE READ AND UNDERSTOOD ITS PROVISIONS, AND RECOGNIZE THAT I AM SUBJECT TO ITS TERMS AND CONDITIONS.  I FURTHER CERTIFY THAT THE ABOVE REPRESENTS A COMPLETE AND ACCURATE DESCRIPTION OF MY BROKERAGE ACCOUNT(S) AND COVERED SECURITIES IN WHICH I HAVE A BENEFICIAL INTEREST AS OF A DATE WITHIN 45 DAYS OF THE DATE OF MY EMPLOYMENT.

Signature:

Date: